Exhibit 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

AMENDMENT NO. 4 (the “Amendment”), dated as of June 8, 2010, to the Rights Agreement, dated as of June 8, 2000 (the “Rights Agreement”), between Smith International, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (as successor rights agent to First Chicago Trust Company of New York), as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, the Company, Schlumberger Limited (“Schlumberger”) and Turnberry Merger Sub Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 21, 2010 pursuant to which Merger Sub will merge with and into the Company (the “Merger”).  The Board of Directors of the Company has approved the Merger Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time any person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may from time to time supplement and amend the Rights Agreement.

WHEREAS, the preferred share purchase rights (the “Rights”) under the Rights Agreement are scheduled to expire at 5:00 p.m, New York City time, on June 8, 2010.

WHEREAS, pursuant to the Merger Agreement, Smith has agreed to extend the expiration date of the Rights Agreement at Schlumberger’s request.

WHEREAS, Schlumberger has requested that Smith extend the expiration date of the Rights Agreement.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1.         Amendment of Section 7(a) of the Rights Agreement.  Subsection (a) of Section 7 of the Rights Agreement is hereby amended and replaced in its entirety with the following:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 31, 2011 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Effective Time (as defined in the Plan) of the Merger.”

2.         Amendment of Exhibit B to the Rights Agreement.  Exhibit B to the Rights Agreement is hereby amended by replacing the references to “2010” with “2011.”

3.         Amendment of Exhibit C to the Rights Agreement.  Exhibit C to the Rights Agreement is hereby amended by replacing the sentence under the heading “Expiration” in its entirety with the following:

            “The Rights will expire on May 31, 2011.”

4.         Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5.         Miscellaneous.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.  Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

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                        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SMITH INTERNATIONAL, INC.
Attest:

By: _/s/ Jennifer Samford_________ Name: Jennifer Samford	By: __/s/ Richard E. Chandler, Jr.____ Name: Richard E. Chandler, Jr. Title: Senior Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
Attest:

By: __/s/ Suzanne S. O'Brien______ Name: Suzanne S. O'Brien Title: Corporate Counsel	By: ____/s/ Dennis V. Moccia_________ Name: Dennis V. Moccia Title: Manager, Contract Administration